As filed with the Securities and Exchange Commission on May 22, 2000
                                                       Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           BRIGHAM EXPLORATION COMPANY
             (Exact name of Registrant as specified in its charter)


           Delaware                                      75-2692967
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)


                                                        Ben M. Brigham
                                             President, Chief Executive Officer
          6300 Bridge Point Parkway              and Chairman of the Board
            Building 2, Suite 500                Brigham Exploration Company
             Austin, Texas 78730                  6300 Bridge Point Parkway
               (512) 427-3300                       Building 2, Suite 500
     (Address, including zip code, and               Austin, Texas 78730
   telephone number, including area code,              (512) 427-3300
of registrant's principal executive offices) (Name, address, including zip code, and telephone number, including
                                              area code, of agent for service)

                                  -------------
                                    COPY TO:

                                 Joe Dannenmaier
                            Thompson & Knight L.L.P.
                         1700 Pacific Avenue, Suite 3300
                               Dallas, Texas 75201
                             (214) 969-1700 (phone)
                              (214) 969-1751 (fax)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
============================ =============== ==================== ==================== =================
                                                                   PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF      AMOUNT TO BE    PROPOSED MAXIMUM         AGGREGATE          AMOUNT OF
     SECURITIES TO BE        REGISTERED (1)    OFFERING PRICE       OFFERING PRICE       REGISTRATION
        REGISTERED                              PER SHARE (2)           (2)(3)              FEE(3)
---------------------------- --------------- -------------------- -------------------- -----------------
COMMON STOCK, $.01
PAR VALUE PER SHARE.....       1,626,016             $2.63             $4,276,422           $1,129
---------------------------- --------------- -------------------- -------------------- -----------------


(1) Includes (a) 1,219,512 shares of common stock outstanding and (b) 406,504 shares of common stock issuable to certain selling stockholders upon the exercise of stock purchase warrants. In addition to the shares set forth in the table, the amounts to be registered includes an indeterminate number of shares issuable upon exercise of such stock purchase warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416.

(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on May 17, 2000.

(3) Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement is a combined prospectus and also relates to 2,966,044 shares of Common Stock registered pursuant to Registration Statement No. 333-85435 previously filed with the Commission by the Registrant and declared effective and as to which a registration fee of $2,017 was paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                    SUBJECT TO COMPLETION, DATED MAY 22, 2000

PROSPECTUS
                                     [LOGO]

                                4,592,060 SHARES

                           BRIGHAM EXPLORATION COMPANY

                            6300 Bridge Point Parkway
                              Building 2, Suite 500
                               Austin, Texas 78730
                                 (512) 427-3300

                                  COMMON STOCK

                              ---------------------

        This prospectus covers the offer and sale by certain stockholders of Brigham Exploration Company of up to 4,592,060 shares of Brigham common stock.

        Five of the selling stockholders obtained their shares of Brigham common stock in private placements completed prior to Brigham's initial public offering in May 1997. The other selling stockholders obtained their shares of Brigham common stock and warrants to purchase common stock in private placements by Brigham Exploration Company in August 1998, March 1999 and February 2000, described under the heading "Selling Stockholders."

        The selling stockholders may offer their Brigham common stock through public or private transactions, on or off The Nasdaq Stock Market's National Market (the "Nasdaq"), at prevailing market prices, or at privately negotiated prices. The selling stockholders can use broker-dealers to facilitate these transactions. To the extent required, the specific shares to be sold, the terms of the offering, including price, the names of any agent, dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale will be set forth in an accompanying prospectus supplement.

        Brigham's common stock is listed on the Nasdaq under the symbol "BEXP." On May 17, 2000, the last reported sale price of Brigham common stock on the Nasdaq was $2.69 per share.

        YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING ANY SHARES OF BRIGHAM COMMON STOCK.

                              --------------------

        The shares of Brigham common stock offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              --------------------

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        The date of this prospectus is ______________, 2000.

        You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover.

                                TABLE OF CONTENTS

                                                                           PAGE

About This Prospectus........................................................1

Where You Can Find More Information..........................................1

Brigham......................................................................2

Risk Factors.................................................................2

Forward Looking Statements...................................................8

Selling Stockholders.........................................................9

Plan of Distribution........................................................11

Use of Proceeds.............................................................12

Description of Capital Stock................................................12

Legal Matters...............................................................13

Experts.....................................................................13

                              ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC. This prospectus provides you with a general description of the securities being offered. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information" and any information contained in an accompanying prospectus supplement.

        We are complying with the SEC's plain English program. This is an initiative launched by the SEC to make prospectuses and other information more understandable to the general investor. To see more detail, you should read the exhibits filed with this registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

o    Annual Report on Form 10-K for the year ended December 31, 1999.

o    Quarterly Report on Form 10-Q for the three months ended March 31, 2000.

o Current Report on Form 8-K filed February 29, 2000 (date of event February 17, 2000).

o    Current Report on Form 8-K filed March 9, 2000 (date of event February 24,
     2000).

o    Proxy Statement filed on April 20, 2000.

o    Current Report on Form 8-K filed April 24, 2000 (date of event April 17,
     2000).

o Registration Statement on Form 8-A dated April 25, 1997 containing a description of the Brigham common stock.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address:

               Brigham Exploration Company
               Attn: Investor Relations
               6300 Bridge Point Parkway
               Building 2, Suite 500
               Austin, Texas 78730
               (512) 427-3300
               investor@bexp3d.com

        You should rely only on the information incorporated by reference or provided in this prospectus or contained in an accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                     BRIGHAM

        Brigham Exploration Company ("we" or "Brigham") is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore oil and natural gas provinces in the United States. We focus our 3-D seismic activity in provinces where we believe 3-D technology may be effectively applied to generate relatively large potential reserve volumes per well and per field, high potential production rates and multiple producing objectives. Our exploration activities are concentrated primarily in three core provinces: the Anadarko Basin of western Oklahoma and the Texas Panhandle; the Texas Gulf Coast and West Texas.

        We pioneered the acquisition of large scale onshore 3-D seismic surveys for exploration, obtaining extensive 3-D seismic data and experience in capturing undiscovered oil and natural gas reserves. As of December 31, 1999, we have acquired 5,122 square miles of 3-D seismic data and have identified an estimated 1,050 potential drilling locations, of which we have drilled 469. We generate most of our exploratory projects and, therefore, have the ability to retain a sizeable working interest to the extent that we decide not to place interests with industry participants.

                                  RISK FACTORS

        YOUR INVESTMENT IN THIS COMMON STOCK INVOLVES CERTAIN RISKS. IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING WHETHER AN INVESTMENT IN THE COMMON STOCK IS SUITABLE FOR YOU.

WE ARE SUBSTANTIALLY LEVERAGED

        The principal amount of our outstanding long-term debt was $101.5 million as of December 31, 1999. The indenture governing our senior subordinated secured notes limits the amounts of additional debt borrowings, including borrowings under our senior credit facility or other senior indebtedness. However, the indenture permits us to borrow under our senior credit facility up to the lesser of $75 million or the loan commitments under the facility, which were $70 million as of May 15, 2000. We had $60 million of borrowings outstanding under our senior credit facility as of May 15, 2000.

        Our level of indebtedness will have several important effects on our operations, including those listed below.

        o We will dedicate a substantial portion of our cash flow from operations to the payment of interest on our indebtedness and will not have these cash flows available for other purposes.

        o The covenants in our senior credit facility and the indenture limit our ability to borrow additional funds or dispose of assets and may affect our flexibility in planning for, and reacting to, changes in business conditions.

        o Our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

        We may also be required to alter our capitalization significantly to accommodate future exploration, development or acquisition activities. These changes in capitalization may significantly alter our leverage and dilute the equity interests of existing stockholders. Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions and to financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our future performance will not be harmed by such economic conditions and financial, business and other factors.

WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS

        We make and will continue to make substantial capital expenditures in our exploration and development projects. While we believe that our cash flow from operations and borrowings under our credit facility should allow us to finance our planned operations through 2000 based on current conditions and expectations, additional financing will be required in the future to fund our exploration and development activities. We cannot assure you that we will be able to secure additional financing on reasonable terms or at all, or that financing will continue to be available to us under our existing or new financing arrangements. Without additional capital resources, our drilling and other activities may be limited and our business, financial condition and results of operations may suffer.

VOLATILITY OF OIL AND GAS MARKETS AFFECTS US

     OIL AND NATURAL GAS PRICES ARE VOLATILE

        Our revenues, operating results and future rate of growth depend highly upon the prices we receive for our oil and natural gas production. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Market prices of oil and natural gas depend on many factors beyond our control, including:

        o       worldwide and domestic supplies of oil and natural gas;

        o the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

        o political instability or armed conflict in oil-producing regions;

        o       the price and level of foreign imports;

        o       the level of consumer demand;

        o       the price and availability of alternative fuels;

        o       the availability of pipeline capacity;

        o       weather conditions;

        o       domestic and foreign governmental regulations and taxes; and

        o       the overall economic environment.

        We cannot predict future oil and natural gas price movements with certainty. During 1999, the high and low prices for oil on the NYMEX were $27.07 per Bbl and $11.37 per Bbl, and the high and low prices for natural gas on the NYMEX were $3.09 per MMBtu and $1.63 per MMBtu. Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:

        o limit our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

        o reduce the amount of oil and natural gas that we can produce economically;

        o       cause us to delay or postpone some of our capital projects;

        o       reduce our revenues, operating income and cash flow; and

        o       reduce the carrying value of our oil and natural gas properties.

     OUR HEDGING TRANSACTIONS MAY NOT PREVENT LOSSES

        In an attempt to reduce our sensitivity to energy price volatility, we use swap and collar hedging arrangements that generally result in a fixed price or a range of minimum and maximum price limits over a specified monthly time period. If we do not produce our oil and natural gas reserves at rates equivalent to our hedged position, we would be required to satisfy our obligations under hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of our own production. Because the terms of our hedging contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation and marketing costs to delivery points, substantial differences between the hedged prices and actual results could harm our anticipated profit margins and our ability to manage the risk associated with fluctuations in oil and natural gas prices. Hedging contracts limit the benefits we will realize if actual prices rise above the contract prices. We could be financially harmed if the other party to the hedging contracts proves unable or unwilling to perform its obligations under such contracts.

EXPLORATORY DRILLING IS A SPECULATIVE ACTIVITY INVOLVING NUMEROUS RISKS AND UNCERTAIN COSTS

     WE ARE DEPENDENT ON EXPLORATORY DRILLING ACTIVITIES

        Our revenues, operating results and future rate of growth depend highly upon the success of our exploratory drilling program. Exploratory drilling involves numerous risks, including the risk that we will not encounter commercially productive natural gas or oil reservoirs. We cannot always predict the cost of drilling, and we may be forced to limit, delay or cancel drilling operations as a result of a variety of factors, including:

        o       unexpected drilling conditions;

        o       pressure or irregularities in formations;

        o       equipment failures or accidents;

        o       adverse weather conditions;

        o       compliance with governmental requirements; and

        o shortages or delays in the availability of drilling rigs and the delivery of equipment.

        We may not be successful in our future drilling activities because even with the use of 3-D seismic and other advanced technologies, exploratory drilling is a speculative activity. We could incur losses because our use of 3-D seismic data and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies. Even when fully utilized and properly interpreted, our 3-D seismic data and other advanced technologies only assist us in identifying subsurface structures and do not indicate whether hydrocarbons are in fact present in those structures. Because we interpret the areas desirable for drilling from 3-D seismic data gathered over large areas, we may not acquire option and lease rights until after the seismic data is available and, in some cases, until the drilling locations are also identified. Although we have identified numerous potential drilling locations, we cannot assure you that we will ever lease, drill or produce oil or natural gas oil from these or any other potential drilling locations. We cannot assure you that we will be successful in our drilling activities, that our overall drilling success rate for activity within a particular province will not decline, or that our completed wells will ultimately produce our estimated economically recoverable reserves. Unsuccessful drilling activities could materially harm our operations and financial condition.

     WE ARE SUBJECT TO VARIOUS CASUALTY RISKS

        Our operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as:

        o       fires;

        o       natural disasters;

        o       formations with abnormal pressures;

        o       blowouts, cratering and explosions; and

        o       pipeline ruptures and spills.

        Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others.

     WE MAY NOT HAVE ENOUGH INSURANCE TO COVER SOME OPERATING RISKS

        We maintain insurance coverage against some, but not all, potential losses in order to protect against operating hazards. We may elect to self-insure if our management believes that the cost of insurance, although available, is excessive relative to the risks presented. We generally maintain insurance for the hazards and risks inherent in drilling for and producing and transporting oil and natural gas and believe this insurance is adequate. If an event occurs that is not covered, or not fully covered, by insurance, it could harm our financial condition and results of operations. In addition, we cannot fully insure against pollution and environmental risks.

     THE MARKETABILITY OF OUR PRODUCTION IS DEPENDENT ON FACILITIES THAT WE TYPICALLY DO NOT OWN OR CONTROL

        The marketability of our production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. We generally deliver natural gas through gas gathering systems and gas pipelines that we do not own. Our ability to produce and market oil and natural gas could be harmed by any dramatic change in market factors or by:

        o federal and state regulation of oil and natural gas production and transportation;

        o       tax and energy policies;

        o       changes in supply and demand; and

        o       general economic conditions.

WE HAVE HISTORICAL OPERATING LOSSES AND OUR FUTURE RESULTS MAY VARY

     WE HAVE INCURRED NET LOSSES IN EACH YEAR OF OPERATION

        We cannot assure you that we will be profitable in the future. At December 31, 1999, we had an accumulated deficit of $55 million and total stockholders' equity of $9 million. We have recognized the following annual net losses since 1995: $1.6 million in 1995, $450,000 in 1996, $1.1 million
(including a net $1.2 million non-cash deferred income tax charge incurred in connection with our conversion from a partnership to a corporation) in 1997, $33.3 million (including a $25.9 million non-cash writedown in the carrying value of our natural gas and oil properties) in 1998, and $21.6 million (including a $12.2 million non-cash loss on the sale of natural gas and oil properties) in 1999.

     OUR FUTURE OPERATING RESULTS MAY FLUCTUATE

        Our future operating results may fluctuate significantly depending upon a number of factors, including:

        o       industry conditions;

        o       prices of oil and natural gas;

        o       rates of drilling success;

        o       capital availability;

        o       rates of production from completed wells; and

        o       the timing and amount of capital expenditures.

        This variability could cause our business, financial condition and results of operations to suffer. In addition, any failure or delay in the realization of expected cash flows from operating activities could limit our ability to invest and participate in economically attractive projects.

MAINTAINING RESERVES AND REVENUES IN THE FUTURE DEPENDS ON SUCCESSFUL EXPLORATION AND DEVELOPMENT

        In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. Our future oil and natural gas production depends highly upon our ability to economically find, develop or acquire reserves in commercial quantities.

        The business of exploring for or developing reserves is capital intensive. Reductions in our cash flow from operations and limitations on or unavailability of external sources of capital may impair our ability to make the necessary capital investment to maintain or expand our asset base of oil and natural gas reserves. In addition, we cannot be certain that our future exploration and development activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs. Furthermore, although significant increases in prevailing prices for oil and natural gas could cause increases in our revenues, our finding and development costs could also increase. Finally, we participate in a percentage of our wells as a non-operator. The failure of an operator of our wells to adequately perform operations, or an operator's breach of the applicable agreements, could harm us.

WE ARE SUBJECT TO UNCERTAINTIES IN RESERVE ESTIMATES AND FUTURE NET CASH FLOWS

        There is substantial uncertainty in estimating quantities of proved reserves and projecting future production rates and the timing of development expenditures. No one can measure underground accumulations of oil and natural gas in an exact way. Accordingly, oil and natural gas reserve engineering requires subjective estimations of those accumulations. Estimates of other engineers might differ widely from those of our independent petroleum engineers. Accuracy of reserve estimates depends on the quality of available data and on engineering and geological interpretation and judgment. Our independent petroleum engineers may make material changes to reserve estimates based on the results of actual drilling, testing, and production. As a result, our reserve estimates often differ from the quantities of oil and natural gas we ultimately recover. Also, we make certain assumptions regarding future oil and natural gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions could greatly affect our estimates of reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and estimates of the future net cash flows.

        Actual future net cash flows from our oil and natural gas properties also will be affected by factors such as:

        o       the amount and timing of actual production;

        o       supply and demand for oil and natural gas;

        o       limits or increases in consumption by gas purchasers; and

        o       changes in governmental regulations or taxation.

        The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows in compliance with the SEC reporting requirements may not necessarily be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

WE FACE SIGNIFICANT COMPETITION

        We operate in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production with other companies. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent oil and natural gas companies in a number of areas such as:

        o seeking to acquire desirable producing properties or new leases for future exploration;

        o       marketing our oil and natural gas production; and

        o seeking to acquire the equipment and expertise necessary to operate and develop those properties.

        Many of our competitors have financial and other resources substantially in excess of those available to us. This highly competitive environment could harm our business.

WE ARE SUBJECT TO VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS

        Our business is subject to federal, state and local laws and regulations relating to the exploration for, and the development, production and marketing of, oil and natural gas, as well as safety matters. Although we believe we are in substantial compliance with all applicable laws and regulations, legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations.

        Our operations are subject to complex environmental laws and regulations adopted by federal, state and local governmental authorities. Environmental laws and regulations change frequently, and the implementation of new, or the modification of existing, laws or regulations could harm us. The discharge of natural gas, oil, or other pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation. We cannot be certain that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not harm our results of operations and financial condition.

OUR BUSINESS MAY SUFFER IF WE LOSE KEY PERSONNEL

        We have assembled a team of geologists, geophysicists and engineers who have considerable experience in applying 3-D imaging technology to explore for and to develop oil and natural gas. We depend upon the knowledge, skills and experience of these experts to provide 3-D imaging and to assist us in reducing the risks associated with our participation in oil and natural gas exploration and development projects. In addition, the success of our business depends, to a significant extent, upon the abilities and continued efforts of our management, particularly Ben M. Brigham, our Chief Executive Officer, President and Chairman of the Board. We have an employment agreement with Ben M. Brigham, but do not have an employment agreement with any of our other employees. We have key man life insurance on Mr. Brigham in the amount of $2 million. If we lose the services of our key management personnel or technical experts, or are unable to attract additional qualified personnel, our business, financial condition, results of operations, development efforts and ability to grow could suffer. We cannot assure you that we will be successful in attracting and retaining such executives, geophysicists, geologists and engineers.

CONTROL BY CERTAIN STOCKHOLDERS AND CERTAIN ANTI-TAKEOVER PROVISIONS MAY AFFECT YOU

     CERTAIN OF OUR AFFILIATES CONTROL A MAJORITY OF THE OUTSTANDING COMMON
STOCK

        As of May 22, 2000, our directors, executive officers and principal stockholders, and certain of their affiliates, beneficially owned approximately 52% of our outstanding common stock. Accordingly, these stockholders, as a group, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of common stock will be able to affect our management or direction. These factors may also have the effect of delaying or preventing a change in our management or voting control.

     CERTAIN ANTI-TAKEOVER PROVISIONS MAY AFFECT YOUR RIGHTS AS A STOCKHOLDER

        Our certificate of incorporation authorizes our Board of Directors to issue up to 10 million shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, alone or in combination with the other matters described in the preceding paragraph may discourage transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock. We are also subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult.

THE MARKET PRICE OF OUR STOCK PRICE IS VOLATILE

        The trading price of our common stock and the price at which we may sell securities in the future is subject to large fluctuations in response to any of the following: limited trading volume in our stock, changes in government regulations, quarterly variations in operating results, our involvement in litigation, general market conditions, the prices of oil and natural gas, announcements by us and our competitors, our liquidity, our ability to raise additional funds and other events.

                           FORWARD-LOOKING STATEMENTS

        This prospectus includes statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our financial position, business strategy and other plans and objectives for future operations and any other statements which are not historical facts. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Among the factors that could cause actual results to differ materially from our expectations are the following:

        o       ability to raise additional capital;

        o       fluctuations in oil and natural gas prices;

        o       inherent uncertainties in interpreting engineering data;

        o       operating hazards;

        o delays or cancellations of drilling operations for a variety of reasons;

        o       competition;

        o our ability to successfully integrate the business and operations of acquired companies;

        o       general economic conditions;

        o       government regulations; and

        o other factors disclosed under "Risk Factors" and elsewhere in this prospectus.

        These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. We assume no obligation to update any of these statements.

                              SELLING STOCKHOLDERS

        The following table sets forth the names of the selling stockholders, the aggregate number of shares owned by each selling stockholder as of May 22, 2000, the percentage of our outstanding common stock owned by each such selling stockholder as of May 22, 2000, the aggregate number of shares to be offered by each selling stockholder, the aggregate number of shares to be owned by each selling stockholder after the sale of all shares in this offering and the percentage of our outstanding common stock that will be owned by each such selling stockholder thereafter, in each case assuming the offering and sale of all shares covered by this prospectus and no additional issuances to or purchases by these selling stockholders of our common stock, other than pursuant to the exercise of warrants relating to shares covered by this prospectus.

-------------------------------------- ------------------------ ---------------- -----------------------

                                         SHARES BENEFICIALLY  OWNED            SHARES BENEFICIALLY OWNED
                                            PRIOR TO  OFFERING                       AFTER OFFERING
                                        --------------------------             -------------------------
                                                                   NUMBER OF
                                                                    SHARES
                                        NUMBER OF                    BEING       NUMBER OF
        SELLING STOCKHOLDERS              SHARES     PERCENT (1)    OFFERED       SHARES     PERCENT (1)
-----------------------------------    ------------ -----------   ----------     ----------  -----------
Veritas DGC Land, Inc.                  1,211,580        7.25%       1,211,580           --          --

RIMCO Partners, L.P. II (2)               612,308        3.66%         612,308           --          --

RIMCO Partners, L.P. III (2)              307,031        1.84%         307,031           --          --

RIMCO Partners, L.P. IV (2)               835,125        5.00%         835,125           --          --

Special Situations Private Equity         975,609        5.75%         975,609           --          --
Fund, L.P.(3)

Aspect Resources, LLC (4)                 650,407        3.85%         650,407           --          --
                                       ----------      -------     -----------     --------     -------

       Total.......................     4,592,060       26.82%       4,592,060           --          --
                                       ==========      =======     ===========     ========     =======

-------------------------

(1) Based on 16,712,908 shares of Brigham common stock issued and outstanding as of May 22, 2000.

(2) Resource Investors Management Company Limited Partnership ("RIMCO") is the general partner of each of RIMCO Partners, L.P. II, RIMCO Partners, L.P. III and RIMCO Partners, L.P. IV. As of May 22, 2000, RIMCO beneficially owned no Brigham common stock other than the 1,754,464 shares of Brigham common stock owned by the three RIMCO-affiliated selling stockholders, which collectively represented 10.50% of our outstanding common stock as of May 22, 2000. The general partner of RIMCO is RIMCO Associates, Inc.

(3) The shares of Brigham common stock beneficially owned by Special Situations Private Equity Fund, L.P. ("Special Situations") as of May 22, 2000, and covered by this prospectus consist of 731,707 outstanding shares of Brigham common stock and 243,902 shares issuable upon the exercise of currently exercisable warrants.

(4) The shares of common stock beneficially owned by Aspect Resources, LLC ("Aspect") as of May 22, 2000, and covered by this prospectus consist of 487,805 outstanding shares of Brigham common stock and 162,602 shares issuable upon the exercise of currently exercisable warrants.

   VERITAS DGC LAND, INC.

        In the past, we have entered into certain industry alliances with Veritas DGC Land, Inc. ("Veritas") in connection with our acquisition of seismic data in certain project areas. In exchange for our commitment to Veritas, we and our assignees only pay a portion of the 3-D seismic acquisition costs as the data is acquired. As we lease acreage or drill wells in these project areas, we pay Veritas the balance of the deferred costs in the form of leasing and drilling fees until such deferred seismic acquisition costs are repaid or until certain time periods have occurred. In the event that the outstanding balance of deferred seismic acquisition costs exceeds certain threshold amounts, we must pre-pay part of the leasing and drilling fees to cause the outstanding balance to fall below the current threshold amount. In addition, an affiliate of Veritas provides employees that maintain and operate seismic data processing workstations in our offices.

        Veritas obtained its shares of Brigham common stock in a private placement pursuant to an Exchange Agreement dated as of March 30, 1999 by and between Brigham Exploration Company and Veritas DGC Land, Inc. We have registered the shares pursuant to a registration rights agreement entered into at the same time. Pursuant to the Exchange Agreement, we issued 1,211,580 shares of our common stock valued at $3.50 per share to Veritas during 1999 in satisfaction of payment obligations due to Veritas for certain seismic acquisition and processing services.

   RIMCO

        The RIMCO-affiliated selling stockholders obtained their shares of Brigham common stock prior to our May 1997 initial public offering by exchanging our 5% Notes in an aggregate principal amount of $16.0 million for an aggregate of 1,754,464 shares of Brigham common stock, in connection with the exchange of partnership interests in our predecessor partnership for Brigham common stock. We have registered the shares pursuant to the exercise of "piggyback" registration rights granted in a registration rights agreement entered into at the time of the exchange.

        In November 1994, Brigham, certain RIMCO affiliates and other unrelated industry participants entered into a geophysical exploration agreement creating an area of mutual interest in our Esperson Dome Project in Liberty and Harris counties, Texas. We financed our participation in this project by assigning our interest, and obligation to bear costs, to Vaquero Gas Company, Inc. ("Vaquero"), a RIMCO affiliate, subject to a 5% net profits overriding royalty interest and the right to receive up to 50% of Vaquero's interest on the occurrence of certain payouts. We also retained responsibility for managing the 3-D seismic data acquisition and interpretation of the data after it had been acquired. We billed approximately $50,000 in 1997, $23,000 in 1998 and $30,000 in 1999 to the RIMCO affiliates, including Vaquero, for workstation time and geoscientists' time in interpreting the 3-D seismic data that were acquired. Because RIMCO was not an affiliate of Brigham when the project was initiated and the interest to Vaquero was transferred, we believe that the terms of the arrangement are no less favorable than could be obtained from an unaffiliated third party.

        In January 1997, Brigham, certain RIMCO affiliates and Tigre Energy Corporation ("Tigre") entered into an agreement under which Brigham had been initially assigned an undivided 25% interest (subject to a proportionately reduced 3% overriding royalty interest) in a project ("Tigre Point") located in Vermillion Parish, Louisiana in return for paying certain costs of acquiring 3-D seismic and land within the project area. We acquired an additional 12.5% working interest from those RIMCO affiliates and an additional 37.5% working interest from Tigre in parts of the project under the same terms as the initial 25% interest. We believe that the arrangements with RIMCO affiliates relating to Tigre Point are on terms no less favorable than could be obtained from an unaffiliated third party, because those RIMCO affiliates and Tigre, an unaffiliated third party, are participants in the project on substantially similar terms.

        Brigham and an affiliate of Universal Seismic Associates, Inc. ("USA") in July 1996 entered into a geophysical exploration agreement covering an area of mutual interest on the Gulf Coast. At the time the agreement was made, RIMCO affiliates beneficially owned approximately 22% of the outstanding common stock of USA, a public company. Under the terms of the agreement, USA conducted a 3-D seismic program established by Brigham and USA and processed the data acquired under the program at cost, and we interpreted the resulting seismic data for the benefit of Brigham and USA at no charge to USA. Subject to a party's electing not to participate in an acquired interest, Brigham and USA will each own an undivided 50% interest in all land interests acquired within the area of mutual interest. Through December 31, 1997, we had incurred $209,314 of costs under those arrangements. We did not incur any costs in 1998 or 1999 under those arrangements. Based on our experience in acquiring 3-D seismic data, we believe that we have acquired 3-D seismic data under this agreement on terms, and that the arrangement is on terms, no less favorable than could be obtained from an unaffiliated third party.

        In 1997, we recognized interest expense payable to the RIMCO-affiliated selling stockholders of approximately $170,000 on the 5% Notes that were exchanged in 1997 for Brigham common stock. Of this obligation, $50,000 recognized in 1997 was not paid in cash to RIMCO affiliates, but was exchanged in 1997 for Brigham common stock as part of the exchange of partnership interests described above. We distributed to RIMCO $48,150 in 1997, $25,934 in 1998 and $10,219 in 1999 for RIMCO's overriding royalty interest in certain natural gas and oil properties. Gary J. Milavec, a former director of Brigham and a former member of our Compensation Committee, was employed by RIMCO until June 11, 1999.

   SPECIAL SITUATIONS AND ASPECT

        Special Situations and Aspect obtained their shares of Brigham common stock and warrants in a private placement pursuant to a Securities Purchase and Registration Rights Agreement dated as of February 22, 2000, by and between Brigham Exploration Company, Special Situations, Aspect and GAP Coinvestment Partners II, L.P. ("GAP Coinvestment") (the "Purchase Agreement"). Pursuant to the Purchase Agreement, for an aggregate purchase price of $4,512,805 million we issued (1) 2,195,122 shares of our common stock (975,610 to GAP Coinvestment, 731,707 to Special Situations and 487,805 to Aspect, priced at $2.05 per share, and (2) warrants to purchase 731,707 shares of our common stock (325,203 to GAP Coinvestment, 243,902 to Special Situations and 162,602 to Aspect) at an exercise price of $2.5625 per share with a three-year term. Pricing of this private equity placement was based on the average market price of our common stock during a twenty trading day period prior to issuance. We have registered those shares and shares underlying warrants issued pursuant to the Purchase Agreement that were issued to Special Situations and Aspect, but GAP Coinvestment has waived its registration rights in connection with this prospectus.

        On February 10, 1999, Brigham and Aspect entered into a Joint Development Agreement, under which Aspect has agreed to pay for 100% of certain land acquisition costs we incur within one of our South Texas projects prior to February 10, 2001. In return for funding 100% of such costs, Aspect will be initially assigned 25% of the oil and gas leasehold interests and 50% of the mineral or royalty interests which we acquire with such funds. We have an election to reimburse Aspect for 75% of the costs we funded for the oil and gas leasehold interests within the time period specified in the Joint Development Agreement; however, in the event that we do not elect to reimburse Aspect for 75% of such costs, we must subsequently assign to Aspect an additional 25% interest in the leasehold interests acquired. We do not have the option to reimburse Aspect for 75% of the costs incurred to acquire mineral or royalty interests, as opposed to leasehold interests. Alexis M. Cranberg, a Brigham director and member of the Audit and Compensation Committees, is President of Aspect. In October 1999, we entered into an Acquisition and Participation Agreement with Aspect under which Aspect secured anywhere from a 20% undivided interest to a 50% undivided interest in four of our South Texas prospects.

                              PLAN OF DISTRIBUTION

        The Brigham common stock may be sold from time to time by the selling stockholders, or by their donees or pledgees selling shares received after the date of this prospectus, subject to certain restrictions. All sales may be made by the selling stockholders on the Nasdaq National Market, in privately negotiated transactions or otherwise. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The common stock may be sold by one or more of the following methods:

        o a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of a block as principal to facilitate the transaction;

        o       an underwritten public offering;

        o sales to a broker or dealer as principal, and resale by such broker or dealer, for its account pursuant to this prospectus;

        o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

        o       privately negotiated transactions.

        The selling stockholders may effect such transactions by selling the common stock through or to brokers or dealers, and such brokers or dealers may receive compensation in the form of discounts or commissions from the selling stockholders, and may receive commissions from the purchasers of the common stock for whom they may act as agent. Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of any of the common stock offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, to the extent required a prospectus supplement will be filed that will set forth the specific shares to be sold and the terms of the offering, including the name or names of any underwriters or dealer-agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commission or concessions allowed or reallowed or paid to dealers. In addition, upon our being notified that a donee or pledgee intends to sell more than 500 shares, if required a supplement to this prospectus will be filed.

        Any of the shares covered by this prospectus which qualifies for sale pursuant to Rule 144 or Rule 145 under the Securities Act of 1933 may be sold under that rule rather than pursuant to this prospectus.

        We cannot assure you that the selling stockholders will sell any or all of the common stock offered by them under this prospectus.

        Under our registration rights agreements with the selling stockholders, we are required to bear the expenses relating to this offering, excluding:

        o       any underwriting discounts, commissions or cost reimbursement;

        o costs of separate counsel for selling stockholders other than Veritas DGC Land, Inc.; and

        o certain other costs relating to the registration of Special Situations', GAP Co.'s and Aspect's shares.

        We will receive no part of the proceeds from sales of the common stock. This offering by any selling stockholder will terminate on the date specified in the selling stockholder's registration rights agreement with us or, if earlier, on the date on which the selling stockholder has sold all of its shares.

        The selling stockholders and any broker-dealer acting in connection with the sale of the common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the common stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. We have advised the selling stockholders that the anti-manipulation rules of Regulation M promulgated by the Securities and Exchange Commission may apply to their sales in the market and have informed them that they will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities arising under the Securities Act of 1933 from sales of our common stock.

                                 USE OF PROCEEDS

        All net proceeds from the sale of the Brigham shares will go to the selling stockholders. Accordingly, we will not receive any proceeds from sales of the Brigham shares. We will, however, receive the exercise price of various selling stockholders' warrants at the time of exercise.

                          DESCRIPTION OF CAPITAL STOCK

        The following descriptions provide a summary of our capital stock.

COMMON STOCK

        Brigham is authorized to issue up to 30 million shares of common stock, par value $.01 per share. The holders of Brigham common stock are entitled to one vote for each share held of record on all matters submitted to the stockholders. Our certificate of incorporation does not allow the stockholders to take action by less than unanimous written consent, in lieu of a shareholder's meeting. The holders of Brigham common stock are entitled to participate equally in dividends, if any are declared by our Board of Directors out of legally available funds, and in the distribution of assets in the event of liquidation. However, the payment of any dividends and the distribution of assets to holders of our common stock will be subject to any prior rights of outstanding shares of Brigham preferred stock. We have never paid cash dividends on our common stock. The holders of Brigham common stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions. The Brigham common stock is not assessable.

PREFERRED STOCK

        Brigham is authorized to issue up to 10 million shares of preferred stock, par value $.01 per share. No shares of Brigham preferred stock were outstanding as of the date of this prospectus. Our Board of Directors may establish, without stockholder approval, one or more classes or series of Brigham preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our Board of Directors may designate. The issuance of Brigham preferred stock could adversely affect the voting power of holders of Brigham common stock and restrict their rights to receive payments upon our liquidation. It could also have the effect of delaying, deferring or preventing a change in control of Brigham. We have no present intention to issue Brigham preferred stock.

DELAWARE LAW PROVISIONS

        Section 203 of the Delaware General Corporation Law applies to our company. Generally, Section 203 prohibits us from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) for three years following the date that person becomes an interested stockholder, unless one of the following applies:

        o before such person became an interested stockholder, our Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

        o upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of Brigham and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

        o following the transaction in which such person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        Under Section 203, these restrictions also do not apply to certain business combinations if both of the following conditions are satisfied:

        o the business combination is proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving Brigham and a person who either

             -- was not an interested stockholder during the previous three years; or

             -- who became an interested stockholder with the approval of a majority of our directors

        o that extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

                                     EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Brigham Exploration Company for the year ended December 31, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and auditing.

        The references to the report of Cawley, Gillespie & Associates, Inc., independent petroleum engineers, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Cawley, Gillespie & Associates, Inc. that estimates proved reserves, future net cash flows from such proved reserves and the present value of such estimated future net cash flows for Brigham's properties as of December 31, 1999, and is made in reliance upon the authority of such firm as experts with respect to such matters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Except for the SEC registration fee, all of the following expenses are estimated. All such expenses will be paid by the Registrant.

        SEC registration fee...........................................$   1,129
        Nasdaq listing fee.............................................$  16,260
        Legal fees and expenses........................................$   3,000
        Printing and engraving expense.................................$   1,000
        Miscellaneous..................................................$     611
                                                                        --------
               Total...................................................$  22,000
                                                                        ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        In accordance with Section 102(b)(7) of the Delaware General Corporation Law ("DGCL"), Brigham's Certificate of Incorporation includes a provision that, to the fullest extent permitted by law, eliminates the personal liability of members of its Board of Directors to Brigham or its stockholders for monetary damages for breach of fiduciary duty as a director. Such provision does not eliminate or limit the liability of a director (1) for any breach of a director's duty of loyalty to Brigham or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, (3) for paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the DGCL) or (4) for any transaction from which the director derived an improper personal benefit.

        Under Section 145 of the DGCL, the Registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        In the case of an action by or in the right of the Registrant, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL further provides that to the extent a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred in connection therewith.

        The Registrant also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person's capacity as a director, officer, employee or agent of the corporation, or arising out of that person's status as such, whether or not the corporation would have the power to indemnify against the liability.

        The Certificate of Incorporation and Bylaws provide that the Registrant will indemnify its officers and directors and former officers and directors against any expenses, judgments or settlement payments sustained or paid by such persons as a result of having acted as an officer or director of the Registrant, or, at the request of the Registrant, as an officer, director, agent or employee of another business entity. The Certificate of Incorporation and Bylaws further provide that the Registrant may, by action of its Board of Directors, provide indemnification to employees and agents of the Registrant, individually or as a group, with the same scope and effect as the indemnification of directors and officers.

        Each Indemnity Agreement between Brigham and its executive officers provides for the indemnification in certain instances against liability and expenses incurred in connection with proceedings brought by or in the right of Brigham or by third parties by reason of a person serving as an officer or director of Brigham.

ITEM 16.  EXHIBITS.

        The information required by this Item 16 is set forth in the Index to Exhibits accompanying this Registration Statement.

ITEM 17.  UNDERTAKINGS.

        (A)    RULE 415 OFFERING.

        The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) to reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) to include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (B) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY
REFERENCE.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C)    REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on May 18, 2000.

                               BRIGHAM EXPLORATION COMPANY
                               (Registrant)

                               By:     /s/ Ben M. Brigham
                                      ---------------------------------------
                                      Ben M. Brigham
                                      Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

            Signature                   Title                        Date
            ---------                   -----                        ----

    /s/ Ben M. Brigham           President, Chief Executive       May 18, 2000
-----------------------------    Officer and Chairman of the
        Ben M. Brigham           Board (principal executive
                                 officer)


    /s/ Curtis F. Harrell        Chief Financial Officer and      May 18, 2000
-----------------------------    Director (principal financial
        Curtis F. Harrell        and accounting officer)


    /s/ Anne L. Brigham          Director                         May 18, 2000
-----------------------------
        Anne L. Brigham

    /s/ Harold D. Carter         Director                         May 18, 2000
-----------------------------
        Harold D. Carter

    /s/ Alexis M. Cranberg       Director                         May 18, 2000
-----------------------------
        Alexis M. Cranberg

    /s/ Stephen P. Reynolds      Director                         May 18, 2000
-----------------------------
        Stephen P. Reynolds

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
------  ------------------------------------------------------------------------
3.1**   Certificate of Incorporation, as amended, and currently in effect.

3.2 Bylaws (filed as Exhibit 3.2 to Brigham's Registration Statement on Form S-1 (Registration No. 333-22491), and incorporated herein by reference).

4.1 Form of Common Stock Certificate (filed as Exhibit 4.1 to Brigham's Registration Statement on Form S-1 (Registration No. 333-22491), and incorporated herein by reference).

4.2 Securities Purchase and Registration Rights Agreement dated as of February 22, 2000 by and between Brigham Exploration Company, Special Situations Private Equity Fund, L.P., GAP Coinvestment Partners II, L.P. and Aspect Resources L.L.C. (filed as Exhibit 10.15 to Brigham's Current Report on Form 8-K filed February 29, 2000 (date of event February 17,
        2000), and incorporated herein by reference).

4.3 Registration Rights Agreement dated February 26, 1997, by and among Brigham Exploration Company, General Atlantic Partners III L.P., GAP-Brigham Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners L.P. III, and RIMCO Partners, L.P. IV, Ben M. Brigham, Anne L. Brigham, Harold D. Carter, Craig M. Fleming, David T. Brigham and Jon L. Glass (filed as Exhibit 10.29 to the Company's Registration Statement on Form S-1 (Registration No. 333-22491), and incorporated herein by reference).

4.4 Registration Rights Agreement dated as of August 20, 1998, among the Brigham Exploration Company, a Delaware corporation (the "Company"), Joint Energy Development Investments II Limited Partnership, a Delaware limited partnership ("JEDI-II") and Enron Capital & Trade Resources Corp., a Delaware corporation, as amended by Amendment to Registration Rights Agreement dated as of March 26, 1999, among the Company, JEDI-II and ECT Merchant Investments Corp. (filed as Exhibit 10.39 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and as Exhibit 10.39.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference).

5.1*    Opinion of Thompson & Knight, L.L.P.

23.1* Consent of counsel (included in the opinion of Thompson & Knight, L.L.P. filed herewith as Exhibit 5.1).

23.2*   Consent of independent accountants.

23.3*   Consent of independent petroleum engineers.

24* Power of Attorney (a power of attorney pursuant to which amendments to this Registration Statement may be filed is included on the signature page hereof).

--------------------
   * Filed herewith.
   **To be filed by amendment.